BBX Logistics Properties Announces Venture with FRP Development Corp to Develop 182,000 Square Foot Logistics Park in Davie, Florida

FORT LAUDERDALE (July 1, 2024) - BBX Logistics Properties, the logistics development subsidiary of BBX Capital Real Estate and BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB), and FRP Development Corp, a Jacksonville-based full-service real estate investment and development company, announced today the successful acquisition of the Signature Grand in Davie, FL. A joint venture between BBX Logistics Properties and FRP Development Corp intends to redevelop the 11.3-acre site into The Park at Davie, consisting of two buildings and approximately 182,000-square-feet of logistics space.

“We are excited to partner with FRP Development Corp on another joint venture,” said Seth Wise, Chairman of BBX Logistics Properties. “The Park at Davie is planned to provide modern logistics solutions that address the increasing needs of the market and Fort Lauderdale‐-Hollywood International Airport and Port Everglades. We look forward to contributing to the economic growth of Davie and the broader South Florida region.”

“The acquisition of the Davie property is the culmination of an outstanding effort by our team to identify infill sites that are positioned to support best-in-class logistics properties,” said Mark Levy, President of BBX Logistics Properties. “Supply for modern logistics space is very limited, and we believe that space such as this is needed to serve regional consumer demand for speedier delivery. We are excited to work with the Town of Davie to bring this facility to fruition.”

The project’s location, just south of State Road 84 between University Drive and Davie Road, offers visibility and convenient access to major transportation arteries, including Florida Turnpike, I-595, I-95, and I-75. Its proximity to the Fort Lauderdale-Hollywood International Airport and Port Everglades, combined with its location relative to Miami and Palm Beach, positions the park to become a pivotal hub for logistics operations in South Florida such as last-mile direct-to-consumer distribution.

The initial phase of construction is currently expected to commence in the fourth quarter of 2024 with completion anticipated in 2025.

“We are thrilled to again partner with BBX Logistics Properties in the development of this Class A industrial property and expand our assets in Florida,” said David deVilliers, III, Executive Vice President of FRP Development Corp. “This venture underscores our shared commitment to economic growth and supply chain excellence in the region. Together, we look forward to delivering a world-class facility that is planned to serve as a cornerstone for logistics excellence in South Florida.”

BBX Logistics Properties and FRP recently announced another joint venture to develop The Park at Lakeland, which is expected to consist of approximately 213,500 square feet of logistics space on 22.5 acres in Lakeland, Florida. Both projects reflect the companies’ commitment to enhancing logistics infrastructure across key locations in Florida.

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About BBX Logistics Properties: The goal of BBX Logistics Properties is to develop and invest in state-of-the-art logistics facilities that meet the quickly evolving needs of commerce. The company is focused on identifying speculative and build-to-suit real estate, asset repositioning, and fee development in high-barrier, infill locations with direct proximity to labor pools, highways, port and airport infrastructure, and densely populated areas. BBX Logistics Properties is focused on key markets throughout Florida and the Eastern United States and is led by industry professionals with an average of 25 years of experience. A division of BBX Capital Real Estate, which also owns The Altman Companies, BBX Logistics Properties was founded in 2021 in South Florida. For more information, please visit www.bbxlogisticsproperties.com.

About BBX Capital Real Estate: BBX Capital Real Estate, a wholly-owned subsidiary of BBX Capital, Inc., is engaged in the acquisition, development, construction, ownership, financing, and management of real estate and investments in real estate joint ventures, including investments in multifamily rental apartment communities, single-family master-planned for-sale housing communities, warehouse and logistics facilities, and commercial properties located primarily in Florida. BBX Capital Real Estate owns The Altman Companies and BBX Logistics Properties. For more information, please visit www.bbxcapitalrealestate.com.

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

About FRP Development Corp: FRP is wholly owned by FRP Holdings, Inc. NASDAQ ticker symbol “FRPH”, a Florida-based holding company engaged in the real estate business. With offices in Baltimore, MD and Jacksonville, FL, FRPH has been engaged in the investment, development, management, and disposition of mining, industrial, office, apartment and residential real estate along the Eastern Seaboard of the United States since 1989. For additional information, please visit www.frpdev.com.

Forward-Looking Statements:

This press release contains forward-looking statements. Forward-looking statements are based largely on current expectations of BBX Capital, Inc. (the “Company”) and involve a number of risks and uncertainties. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the risk that Park at Davie will not be developed as currently planned or anticipated; risks related to the development, including that costs may be greater than anticipated and that development may take longer than anticipated; the risk that the Company’s cash contributions to the joint venture formed to invest in the development may be greater than anticipated; risks associated with the joint venture’s ability to obtain debt financing for the development; the risk that the Company’s investment in the joint venture may not achieve the returns anticipated or be profitable; and other economic, competitive and other risks relating to real estate and real estate development. Reference is also made to the other risks and uncertainties described in the Company’s Quarterly and Annual Reports filed with the SEC and which are available on the SEC’s website (www.sec.gov) and on the Company’s website (www.BBXCapital.com). The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Media Contact:

Kip Hunter Marketing

Nicole Lewis (c: 305-803-9177), Nicole@kiphuntermarketing.com

Kip Hunter (c: 954-303-5551), Kip@kiphuntermarketing.com